UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2010

RENTECH, INC.
 (Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 24, 2010 Rentech, Inc. (the “Company”) and its subsidiary Rentech Energy Midwest Corporation (“REMC”) entered into a Second Amendment to Credit Agreement, Waiver and Collateral Agent Consent (the “Second Amendment and Waiver”), among REMC, the Company, certain subsidiaries of the Company, certain lenders party thereto and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent. The Second Amendment further amends and waives certain provisions of the Credit Agreement, dated as of January 29, 2010, among REMC, as the borrower, the Company, the lenders party thereto and Credit Suisse (the “Credit Agreement”). The Credit Agreement was previously amended on July 21, 2010, pursuant to an Amendment to Credit Agreement, Waiver and Collateral Agent Consent, among REMC, the Company, the lenders party thereto and Credit Suisse (the “First Amendment”) and an incremental loan assumption agreement whereby REMC borrowed additional term loans. Prior to its entry into the Second Amendment and Waiver, the total principal amount of outstanding term loans to REMC under the Credit Agreement and the First Amendment was approximately $63.3 million (the “Term Loan”).

The Second Amendment and Waiver, among other things, (1) permits a special distribution by REMC to the Company in 2011 subject to compliance with and satisfaction of certain conditions; (2) modified the definition of “Required Lenders”, the requirement regarding prepayment of excess cash flow, the prepayment premium schedule, the interest coverage financial covenant, the maximum leverage financial covenant and certain other covenants such as indebtedness, liens, restricted payments and capital expenditures; (3) waived the EBITDA and maximum principal requirements in connection with the Second Incremental Loan (as described below); and (4) increased the maximum aggregate uncommitted incremental term loan amount to $40 million under which REMC may request future borrowing subject to the satisfaction of certain conditions. In connection with the Second Amendment and Waiver, REMC prepaid $20 million of principal of the Term Loan from cash on hand that REMC had reserved for such purpose. The $20 million prepayment will be deducted from the mandatory excess cash flow prepayment requirement (as defined in the Credit Agreement, as amended) for fiscal year 2010, and if such amount exceeds the prepayment requirement for fiscal year 2010, then any excess will be credited against the prepayment requirement for fiscal year 2011, pursuant to the terms of the Credit Agreement.

Concurrently with entering into the Second Amendment and Waiver, REMC and Rentech entered into a second incremental loan assumption agreement (the “Second Incremental Loan Agreement”) to borrow an additional $52 million incremental term loan (the “Second Incremental Loan”). Net proceeds of approximately $50.85 million from the Second Incremental Loan were dividended to Rentech. The Second Incremental Loan was issued with original issue discount of 2%, and is subject to annual amortization, payable quarterly, of 1.875% of the principal amount for the remainder of calendar year 2010, 7.5% of the principal amount for calendar year 2011, 15.0% of the principal amount for calendar years 2012 and 2013, and the remainder payable in the last six months prior to the maturity date of July 29, 2014. The other terms of the Second Incremental Loan, including without limitation, the maturity date, interest rate and collateral security, are the same as those of the Term Loan. After giving effect to the making of the $20 million Term Loan prepayment and the borrowing of the Second Incremental Loan, the total principal amount of outstanding term loans to REMC under the Credit Agreement as amended is approximately $95.3 million.

The above descriptions of the Second Amendment and Waiver and Second Incremental Loan Agreement are qualified in their entirety by reference to the full text of such agreements which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 7.01	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01	Item Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: November 29, 2010	By:	/s/ Dan J. Cohrs

Dan J. Cohrs Chief Financial Officer, Executive Vice President & Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Second Amendment to Credit Agreement, Waiver and Collateral Agent Consent, dated as of November 24, 2010, among Rentech Energy Midwest Corporation, Rentech, Inc., certain subsidiaries of Rentech, Inc., the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch.

10.2	Second Incremental Loan Assumption Agreement, dated as of November 24, 2010, among Rentech Energy Midwest Corporation, Rentech, Inc., certain subsidiaries of Rentech, Inc., the Incremental Lenders party thereto and Credit Suisse AG, Cayman Islands Branch.

4